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                                  PRESS RELEASE
                                  =============

PATAPSCO BANCORP, INC.
FOR FURTHER INFORMATION CONTACT MICHAEL J .DEE, PRESIDENT
410-285-9313 (EMAIL: MDEE@PATAPSCOBANK.COM)

        PATAPSCO BANCORP, INC. ANNOUNCES 2ND QUARTER RESULTS AND DIVIDEND
        =================================================================

Baltimore, Md. January 23, 2009 - Patapsco Bancorp, Inc. (OTC, Electronic Bulletin Board: PATD), the parent company of The Patapsco Bank, announced net losses of ($294,000) or ($0.16) fully diluted earnings per share for the six-months ended December 31, 2008 compared to earnings of $243,000 or $0.13 fully diluted earnings per share for the comparable period in the prior year.

      For the second quarter of the Company's fiscal year 2009, ended December 31, 2008 the Company announced a net loss of ($483,000) or ($.26) diluted earnings per share as compared to net income of $64,000 or $.03 diluted earnings per share for the prior year comparable period.

      The Company's results were negatively impacted by a higher provision for loan losses resulting from an increase in non-performing assets to 1.59% of total assets from 0.97% at June 30, 2008, elevated charge-offs in the consumer and equipment leasing portfolio and the difficult economic environment. The Company recorded provisions for loan losses of $1.3 million and $1.6 million in the three and six month periods ended December 31, 2008.

      Effective December 31, 2008, Bradford Mid-Tier Company renewed its $2.0 million promissory note payable to the Company. The renewed promissory note matures on December 31, 2011 and provides for interest equal to the prime rate but no less than 3.25%. In the event Bradford Mid-Tier Company elects to defer interest payments in 2010 or 2011, the interest rate will be increased to the prime rate plus 0.70%. Repayment of this debt is guaranteed by the FDIC under the FDIC's Temporary Liquidity Guarantee Program.

      As of December 31, 2008, Patapsco Bancorp, Inc. reported assets of $269 million, loans of $236 million and total stockholders' equity of $25.0 million compared to assets of $261 million, loans of $229 million and total stockholders' equity of $19.4 million at June 30, 2008, the Company's previous fiscal year end.

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      Additionally, The Board of Directors declared a regular cash dividend of
$0.02 per share to common stockholders of record as of February 6, 2009 and payable on February 27, 2009. This represents a 74% decrease in the dividend compared to previous quarters. The Board of Directors determined that in these challenging times, the prudent decision was to reduce the dividend in order to preserve capital while still distributing a portion of the Company's core earnings to stockholders.

      Attached hereto is a summary of the unaudited financial highlights for the period and a comparison to the same period in the previous year.

      The Patapsco Bank serves its community from its Baltimore County offices located in Dundalk, Parkville, Glen Arm, Glen Meadows, Carney and its Baltimore City office located in Hampden.

      When used in this Press Release, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in Patapsco Bancorp's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in Patapsco Bancorp's market area, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Patapsco Bancorp wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Patapsco Bancorp wishes to advise readers that the factors listed above could affect Patapsco Bancorp's financial performance and could cause Patapsco Bancorp's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. Patapsco Bancorp does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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
FINANCIAL HIGHLIGHTS (unaudited)
Patapso Bancorp, Inc. and Subisdiary
------------------------------------------------------------------------------------------------------


                                                   For the Six Months       For the Three Months Ended
                                                      December 31,                 December 31,
                                                   -------------------      --------------------------
(Dollars in thousands, except per share data)      2008           2007         2008           2007
------------------------------------------------------------------------------------------------------
OPERATING RESULTS:
Interest Income                                   $8,283        $8,765        $4,138         $4,425
Interest Expense                                   3,677         4,394         1,834          2,239
                                                  ------        ------        ------         ------
  Net Interest Income                              4,606         4,371         2,304          2,186
Provision For Loan Losses                          1,560           600         1,310            450
                                                  ------        ------        ------         ------
  Net Interest Income After Provision
    for Loan Losses                                3,046         3,771           994          1,736
Other Noninterest Income                             426           415           198            208
Noninterest Expense                                3,969         3,544         1,994          1,744
Income Tax Expense/(Benefit)                        (203)          399          (319)           136
                                                  ------        ------        ------         ------
  Net Income/(Loss)                                 (294)          243          (483)            64
Preferred Stock Dividends                             13             0            13              0
                                                  ------        ------        ------         ------
  Net Income Available for Common Shareholders    $ (307)       $  243        $ (496)        $   64
                                                  ======        ======        ======         ======

PER SHARE DATA:
Net Income/(Loss) per Share, Basic                ($0.16)        $0.13        ($0.26)         $0.03
Net Income/(Loss) per Share, Diluted              ($0.16)        $0.13        ($0.26)         $0.03

Book Value per Common Share                        $9.89         $9.77
Tangible Book Value per Share (1)                  $8.21         $8.05
Period-End Stock Price                             $3.70        $13.75
Stock Price as a Percentage of Tangible
  Book Value                                       45.07%       170.81%

PERFORMANCE RATIOS: (2)
Return on Average Assets                           -0.23%         0.19%        -0.74%          0.10%
Return on Average Equity                           -3.06%         2.59%        -9.70%          1.37%
Net Interest Margin                                 3.69%         3.62%         3.64%          3.57%
Net Interest Spread                                 3.44%         3.35%         3.40%          3.30%


                                                              At
                                                   ----------------------
                                                   December 31    June 30
                                                     2008          2008
                                                   ----------------------
BALANCES:
Net Loans                                          $232,864      $227,514
Total Assets                                       $269,090      $261,294
Deposits                                           $196,606      $197,886
Borrowings                                         $ 45,300      $ 42,300
Stockholders' Equity                               $ 25,008      $ 19,391

CAPITAL & CREDIT QUALITY RATIOS:
Stockholders' Equity to Total Assets                   9.29%         7.42%
Allowance For Loan Losses to Total Loans               1.23%         0.80%
Nonperforming Assets to Total Assets                   1.59%         0.97%


(1) Tangible book value per share deducts goodwill from common equity.
(2) Amounts for the three and six month periods ended December 31, 2008 and 2007 are annualized.